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                                                                     EXHIBIT 8.2


                               February 1, 1999



Memco Software Ltd.
24 Raoul Wallenberg Street
Tel Aviv 69719, Israel
Attention: Board of Directors


Dear Sirs:

          We have acted as counsel to Memco Software Ltd. (the "Company") in connection with the proposed transaction whereby PLATINUM technology International, inc. (the "Acquirer") will enter into a corporate reorganization with the Company (the "Reorganization"), with the Company surviving and becoming a wholly-owned subsidiary of the Acquirer, in accordance with the Agreement dated as of August 13, 1998, between Acquirer and Company (the "Agreement") and related documents and agreements referenced in the Agreement (together with the Agreement, the "Reorganization Agreements").

          Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

          For the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Reorganization) and are relying, without any independent investigation or review thereof, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained
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in the following documents (including all schedules and exhibits thereto): the
Reorganization Agreements; representations made to us by the Acquirer, including those representations contained in the Acquirer Tax Certificate dated
February 1, 1999; representations made to us by the Company, including those representations contained in the Company Tax Certificate dated February 1;
the Proxy Statement prepared in connection with the Reorganization; the Registration Statement on Form S-4 in connection with the Reorganization; and such other instruments and documents related to the formation, organization and operation of the Company and the Acquirer and the transactions contemplated thereby as we have deemed necessary or appropriate.

          We have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that the Reorganization will be consummated as described in the Proxy Statement and in accordance with the Reorganization Agreements and other documents described above, and will be effective under applicable law.

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have deemed relevant, in each case as in effect on the date hereof.

          Based solely on the foregoing and legal considerations that we deem relevant, we are of the opinion that:

          (a) the Reorganization will qualify as a "reorganization" described in
Section 368(a)(1)(B) of the Code; and

          (b) the statements set forth in the section of the prospectus entitled "Certain U.S. Federal Income Tax Consequences" are accurate in all material respects and constitute the material tax consequences of the Reorganization under United
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States law.

          Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, of the Reorganization or of any transactions related thereto. Our opinion is not binding on the Internal Revenue Service or the courts.

          This opinion may not be relied upon or utilized by any other person or entity other than the addressed and Company shareholders. We consent to the use of our name in the Registration Statement wherever it appears, and further consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement.

                              Very truly yours,

                              /s/ Chadbourne & Parke LLP